Exhibit 10.33

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated December 16, 2013, is entered into by and between Vertical/Trigen Opco, LLC (the “Company”), which is a wholly-owned subsidiary of Vertical/Trigen Holdings, LLC (“Holdings”), and James Schaub (the “Executive”).

WHEREAS, the Company desires that Executive become employed by, and Executive desires to be employed by, the Company effective as of the date of this Agreement (the “Effective Date”).

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.                                      Effectiveness; Employment “At Will”.  The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement.  Executive’s employment with the Company shall commence on the Effective Date.  Executive’s employment with the Company shall, at all times, be treated as “at will”, meaning that Executive’s employment may be terminated by the Company for any reason or no reason at all, unless otherwise prohibited by law.

2.                                      Duties.  During Executive’s employment with the Company, Executive shall have the title of Chief Operating Officer of Trigen and shall have such duties, authorities and responsibilities as are consistent with such position, as the Board of Directors of Holdings (the “Board”) and the Chief Executive Officer of the Company may designate from time to time.  Executive will report directly to the Chief Executive Officer and the Board.  Executive shall devote Executive’s entire business time and attention and Executive’s best efforts (excepting vacation time, holidays, sick days and periods of disability) to Executive’s employment and service with the Company and its Affiliates (defined below); provided, however, that this Section 2 shall not be interpreted as prohibiting Executive from managing Executive’s personal investments (so long as such investment activities are of a passive nature) or engaging in charitable or civic activities, so long as such activities in the aggregate do not (i) materially interfere with the performance of Executive’s duties and responsibilities hereunder or (ii) create a fiduciary conflict.  If requested.  Executive shall also serve as an executive officer and/or member of the board of directors, without additional compensation, of any entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (an “Affiliate”).

3.                                      Location of Employment.  Executive’s principal place of employment shall be in Sayreville, New Jersey, subject to reasonable business travel consistent with Executive’s duties and responsibilities.

4.                                      Compensation

4.1                               Base Salary.

(a)                                 In consideration of all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary (the “Base Salary”) at an annual rate of $250,000.  Changes to Executive’s Base Salary, if any, may occur from time to time in the Company’s sole discretion.  Such changes to Executive’s Base Salary will depend upon a number of factors, including but not limited to Executive’s performance, the Company’s financial performance, and the general economic environment.

(b)                                 The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees and shall be subject to all required withholding taxes, FICA and FUTA contributions and similar deductions.

4.2                               Annual Cash Bonus.  Executive shall be eligible for an annual, discretionary cash bonus (the “Cash Bonus”), with a target Cash Bonus amount equal to fifty percent (50%) of Executive’s Base Salary (the “Target Cash Bonus”), subject to the satisfaction of performance criteria set by the Board within the first quarter of each fiscal year.  Any such Cash Bonus for calendar year 2013 shall be prorated based on the date of commencement of Executive’s employment.  Cash Bonuses are not guaranteed and are granted in the Company’s sole discretion, with the amount variable, based on individual and Company performance, and/or will be calculated in accordance with an applicable short-term incentive program, should the Company, in its discretion, adopt such a program in regards to Executive, in the event of which vesting and participation will be governed by and subject to the applicable plan documentation.  The Cash Bonus, if any, shall be paid to Executive in the calendar year following the year of performance, as soon as reasonably practicable following the issuance of the audited financial statements, and shall only be paid to the extent the same is earned, subject to Executive’s continued employment on such payment date (except as otherwise provided in Section 6).  To the extent any management or advisory fees are payable to any shareholder(s), such fees shall be excluded for the purpose of determining whether the Company’s financial performance criteria were satisfied in determining the amount, if any, of Executive’s Annual Cash Bonus.

4.3                               Equity Incentive Plan.  Executive shall be eligible to participate in Holdings’ equity incentive plan for management employees of Holdings (the “Management Equity Incentive Plan”) and receive grants thereunder as determined by the Board in its sole discretion.

4.4                               Vacation.  Executive shall be entitled to four (4) weeks of annual paid vacation days, which shall accrue and be useable by Executive in accordance with Company policy, as may be in effect from time to time.

4.5                               Benefits.  During Executive’s employment with the Company, Executive shall be entitled to participate in any benefit plans, including medical, disability and life insurance (but excluding any severance or bonus plans unless specifically referenced in this Agreement) offered by Holdings, the Company or their subsidiaries, as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those generally made available to other senior employees of the Company and its subsidiaries, to the extent Executive may be eligible to do so under the terms of any such Benefit Plan.  Executive understands that any such Benefit Plans may be terminated or amended from time to time by the Company in its sole discretion.

5.                                      Termination.  Executive’s employment hereunder may be terminated as follows:

5.1                               Automatically in the event of the death of Executive;

5.2                               At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive.  As used herein, the term Disability shall mean a physical or mental incapacity or disability that has rendered, or is likely to render, Executive unable to perform Executive’s material duties for a period of 180 days in any twelve-month period as determined by a medical physician;

5.3                               At the option of the Company for Cause (as defined in Section 6.4), on prior written notice to Executive;

5.4                               At the option of the Company at any time without Cause (provided that the assignment of this Agreement to, and assumption of this Agreement by, a purchaser of all or substantially all of the assets of the Company shall not be treated as a termination without Cause under this Section 5.4):

5.5                               At the option of Executive for Good Reason (as defined in Section 6.5) subject to Section 6.5 hereof; or

5.6                               At the option of Executive for any reason other than Good Reason on thirty (30) days prior written notice to the Company (which the Company may, in its sole discretion, make effective as a resignation earlier than the termination date provided in such notice.

6.                                      Severance Payments.

6.1                               Termination Without Cause or Termination by Executive for Good Reason.  If Executive’s employment is terminated at any time by the Company without Cause (and not for death or Disability) or by Executive for Good Reason, subject to Section 6.6 hereof, Executive shall be entitled to:

(a)                                 within thirty (30) days following such termination, payment of Executive’s accrued and unpaid Base Salary and reimbursement of expenses under Section 7 hereof in each case accrued through the date of termination;

(b)                                 subject to Section 12.7(b) hereof, an amount equal to Executive’s monthly Base Salary through the end of the Restriction Period (as defined in Section 8.1) payable at the same time such Base Salary would have otherwise been payable if Executive had remained employed with the Company; provided that the first payment shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s “termination of employment” and shall include payment of any amounts that would otherwise be due prior thereto;

(c)                                  any Cash Bonus actually earned with respect to a full fiscal year ending prior to the date of such termination but unpaid as of such date, payable at the same time in the year of termination as such payment would be made if Executive continued to be employed by the Company;

(d)                                 subject to the satisfaction of performance criteria set by the Company in accordance with Section 4.2, a pro-rata portion of Executive’s Cash Bonus actually earned for the fiscal year in which Executive’s termination occurs (determined by multiplying the amount of the Cash Bonus that would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed with the Company and the denominator of which is 365), payable at the same time during the following calendar year as such payment would have been made if Executive continued to be employed with the Company;

(e)                                  subject to Section 12.7(b) hereof and Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to Executive each month an amount equal to the monthly amount of the COBRA continuation coverage premium under the Company’s group medical plans as in effect from time to time until the earliest of: (i) the expiration of the Restriction Period; (ii) the date Executive is no longer eligible for benefits under COBRA; or (iii) the date Executive first becomes eligible for coverage of the same general category under another plan, program or other arrangement of any type or description, without regard to whether the Executive neglects, refuses or otherwise fails to take any action required for enrollment in such other plan, program or other arrangement, provided, that the first payment of any amount described in this Section 6.1(e) shall be paid on the sixtieth (60th) day following Executive’s termination of employment and shall include any amounts due prior thereto.

6.2                               Termination due to Death or Disability.  Upon the termination of Executive’s employment due to Executive’s death or Disability pursuant to Section 5.1 and Section 5.2 respectively, Executive or Executive’s legal representatives shall be entitled to receive the payments and benefits described under Sections 6.1(a), (c) and (d) hereof.

6.3                               Termination by the Company for Cause or Termination by Executive for any reason other than Good Reason.  Except for the payments and benefits described in Sections 6.1(a) and 6.1(c),  Executive shall not be entitled to receive severance payments or benefits after the last date of employment with the Company upon the termination of Executive’s employment hereunder by the Company for Cause pursuant to Section 5.3 or by Executive for any reason other than Good Reason pursuant to Section 5.6.

6.4                               Cause Defined.  For purposes of this Agreement, the term “Cause” shall mean:

(a)                                 Executive’s willful and continued failure or refusal to perform his employment duties after a written demand by the Board for substantial performance is delivered to Executive by the Company, which specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties, which willful and continued failure is not cured by Executive within thirty (30) days;

(b)                                 Executive’s conviction of, or a plea of guilty or no contest to, any felony or other criminal offense involving fraud, dishonesty, misappropriation or moral turpitude;

(c)                                  Executive’s fraud, dishonesty or gross misconduct that is materially and demonstrably injurious to the Company or its Affiliates;

(d)                                 the violation by Executive of any material written policies of the Company or its Affiliates known or provided to Executive in written (including electronic) form;

(e)                                  Executive’s breach of any confidentiality, non-solicitation or non-competition obligations to the Company or its Affiliates; or

(f)                                   as provided in Section 12.1 hereof;

provided, that prior to any termination for Cause, Executive shall be given five (5) business days prior written notice specifying the alleged Cause event and will be entitled to appear (with counsel) before the full Board to present information regarding his views on the Cause event and, after such hearing, there is at least a majority vote of the full Board (other than Executive) to terminate Executive for Cause.

6.5                               Good Reason Defined.  For purposes of this Agreement, the term “Good Reason” shall mean:

(a)                                 a material breach of this Agreement;

(b)                                 a material and adverse diminution in Executive’s title, duties and responsibilities hereunder without his prior written consent; or

(c)                                  the relocation by the Company of Executive’s primary place of employment to a location that is greater than fifty (50) miles from both (i) the current location of Executive’s primary’ place of employment and (ii) Executive’s principal residence;

provided, that, in any such case, (i) the Company has been given written notice that identifies the alleged Good Reason event within 90 days of the initial existence of the alleged Good Reason event, (ii) Holdings or the Company has not remedied the alleged Good Reason within 30 days after the receipt of such notice and (iii) Executive terminates employment within 5 days of the end of the 30-day cure period; provided, further, that if Executive is indicted for a criminal offense,  Executive may be suspended from his duties without pay, and (i) during such period of suspension, shall not have the right to terminate this Agreement for Good Reason, and (ii) such suspension without pay shall not constitute Good Reason.

6.6                               Conditions to Payment.  All payments and benefits due to Executive under this Section 6 that are not otherwise required by law shall only be payable if (i) Executive (or Executive’s beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) a general release of all claims in the form attached hereto as Exhibit 6.6 (the “General Release”), provided, if necessary, such General Release may be updated and revised to comply with applicable law to achieve its intent and (ii) such General Release shall be executed and delivered (and no longer subject to revocation) within sixty (60) days following termination.  Failure to timely execute and return such General Release, or revocation thereof, shall be a waiver by Executive of Executive’s right to severance.  In addition, severance shall be conditioned on Executive’s compliance with Section 8 hereof as provided in Section 9 below.

6.7                               No Other Severance.  Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 6, upon termination of employment Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company’s or its subsidiaries’ employees or otherwise.

7.                                      Reimbursement of Expenses.  The Company shall reimburse Executive for all reasonable travel and other expenses actually incurred by Executive in connection with the performance of his duties under this Agreement, subject to compliance with such reasonable limitations, policies and reporting requirements with respect to expenses (including the presentation of receipts or other appropriate documentation) as may currently exist or be established by the Company or the Board from time to time.

8.                                      Restrictions on Activities of Executive.

8.1                               Non-Competition.  Executive covenants and agrees that during Executive’s employment and for the one (1) year period commencing on the date of termination of Executive’s employment with the Company (the “Restriction Period”), Executive shall not, without the prior consent of the Company, directly or indirectly, be involved as an owner, officer, director, employee or consultant of any business, company or entity which directly competes with any of the Company’s material products promoted as of the date of termination of Executive’s employment, in any geographic area in which said products are promoted.

8.2                               Non-Solicitation.  Executive covenants and agrees that, during the Restriction Period, Executive shall not directly or indirectly (i) induce or attempt to induce, including through the use of social media, any customer, supplier or other party with whom the Company or its Affiliates do business to cease doing business with the Company or its Affiliates, or in any way interfere with or attempt to interfere with the relationship between the Company and its Affiliates and any existing customer, supplier or other party with whom the Company or its Affiliates do business, (ii) influence or attempt to influence or solicit, including through the use of social media, any employees, officers or independent contractors of the Company or any of its Affiliates to restrict, reduce, sever or otherwise alter their relationship with the Company or such Affiliates or assist any other person to do so, or (iii) knowingly hire or attempt to hire or otherwise retain on an independent contractor basis, any person who is then a current employee of the Company or one of its subsidiaries.  The restrictions in this Section 8.2 shall not apply with regard to (i) general solicitations that are not specifically directed to employees of the Company or any Affiliate, or (ii) serving as a reference at the request of an employee.

8.3                               Confidentiality.

(a)                                 Executive shall not, during Executive’s employment with the Company or at any time thereafter directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors and employees of the Company or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined below).  Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law, court order or other legal process; provided, however, that in the event disclosure is required by applicable law, court order or other legal process, Executive shall provide the Company with prompt notice, to the extent reasonably possible, of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order.

(b)                                 “Confidential Information” means any information with respect to the Company or any of its Affiliates, including methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets as defined under New Jersey law, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, that, there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Effective Date or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

8.4                               Assignment of Inventions.

(a)                                 Executive agrees that during Executive’s employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company’s strategic plans, products, processes or apparatus or the business (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive properly of the Company as against Executive or any of Executive’s assignees.  Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company, and Executive hereby does assign to the Company, any and all right, title and interest in and to such Inventions made during employment with the Company.

(b)                                 Whether during Executive’s employment with the Company or at any time thereafter.  Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns.  In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

8.5                               Return of Company Property.  Within ten (10) days following the date of any termination of Executive’s employment, Executive or Executive’s personal representative shall return all property of the Company and its Affiliates in Executive’s possession, including but not limited to all Company-owned computer equipment (hardware and software), telephones, facsimile machines, computer tablets and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its

Affiliates, its customers and clients or its prospective customers and clients.  Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information, (ii) information showing Executive’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company that he received in Executive’s capacity as a participant in such plans, programs or agreements.

8.6                               Resignation as an Officer and Director.  Upon any termination of Executive’s employment, Executive shall be deemed to have resigned, to the extent applicable, as an officer of the Company and any of its Affiliates, as a member of the board of directors of any of the Company’s Affiliates and as a fiduciary of any Company or Affiliate benefit plan.  On or immediately following the date of any termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignations(s).

8.7                               Cooperation.  During Executive’s employment with the Company or at any time thereafter, Executive shall assist and cooperate willingly, upon reasonable advance notice (which shall include due regard to the extent reasonably feasible for Executive’s prior commitments), in any matter relating to Executive’s position with the Company and its Affiliates, or Executive’s knowledge as a result thereof as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s (or an Affiliate’s) defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which Executive was involved or had knowledge by virtue of Executive’s employment with the Company.  The Company shall reimburse Executive for reasonable out-of-pocket travel costs and expenses incurred by Executive (in accordance with Company policy) as a result of providing such assistance, upon the submission of the appropriate documentation to the Company.

8.8                               Non-Disparagement.  During Executive’s employment with the Company and its Affiliates and at any time thereafter, Executive agrees not to disparage or encourage or induce others to disparage the Company, any Affiliate, any of their respective employees that were employed during Executive’s employment with the Company or its affiliates or any of their respective past and present, partners, members, officers, directors, managers, products or services (the “Company Parties”).  For purposes of this Section 8.8, the term “disparage” includes, without limitation, comments or statements to the press, to the Company’s or any Affiliate’s employees or to any individual or entity with whom the Company or any Affiliate has a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any public statement, that in each case is intended to, or can be reasonably expected to, damage any of the Company Parties.  Upon termination of Executive’s employment, the Company shall instruct its directors and its chief executive officer, chief financial officer and chief operating officer not to disparage or encourage or induce others to disparage Executive while such senior executives are employed by the Company.  Notwithstanding the foregoing, nothing in this Section 8.8 shall prevent Executive or the directors, chief executive officer, chief financial officer and chief operating officer of the Company from making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over Executive.

8.9                               Tolling.  In the event of any violation of the provisions of this Section 8, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

8.10                        Survival.  This Section 8 shall survive any termination or expiration of this Agreement or employment of Executive.

9.                                      Remedies.  It is specifically understood and agreed that any breach of the provisions of Section 8 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have in the event of a breach or threatened breach of Section 8 above, the Company shall be entitled to enforce the specific performance of this Agreement by Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated.  Furthermore, in the event of any breach of the provisions of Section 8.1 or 8.2 above or a material and willful breach of any other provision in Section 8 above (the “Forfeiture Criteria”), the Company shall be entitled to cease making any severance payments being made hereunder and in the event of a breach of any provision of Section 8 above that satisfies the Forfeiture Criteria and that occurs while Executive is receiving severance payments in accordance with Section 6 above (regardless whether the Company discovers such breach during such period of severance payment or anytime thereafter), notwithstanding anything to the contrary herein, the Company’s obligations under this Agreement shall be deemed modified such that the Company’s obligations pursuant to Section 6 shall be limited to five hundred dollars ($500); it being understood, that, of those five hundred dollars ($500), two hundred and fifty dollars ($250) shall be deemed to be consideration for the release by Executive of any claim under the Age Discrimination in Employment Act of 1967, and two hundred and fifty dollars ($250) shall be deemed to be consideration for the release by Executive of all other claims released by the General Release.

10.                               Severable Provisions.  Except as otherwise provided in Section 12.8(c), the provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.  In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, except as otherwise provided in Section 12.8(e), the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

11.                               Notices.  All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company, to:

Vertical/Trigen Opco, LLC

c/o Vertical Pharmaceuticals, LLC

2500 Main Street Extension, Ste 6

Sayreville, NJ 08872

Attn: General Counsel

If to Executive, to:

the last address shown on records of the Company,

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 11.

12.                               Miscellaneous.

12.1                        Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and further that Executive is not subject to any limitation on his activities on behalf of the Company as a result of agreements into which Executive has entered.  To the extent this representation and warranty is not true and accurate, it shall be treated as a Cause event and the Company may terminate Executive for Cause or not permit Executive to commence employment.

12.2                        No Mitigation or Offset.  In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due to Executive under this Agreement on account of future earnings by Executive, except as provided in Section 6.1(e) hereof.

12.3                        Entire Agreement; Amendment.  Except as otherwise expressly provided herein and as further set forth in the grant agreement of any equity awards, this Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral.  This Agreement may not be amended or revised except by a writing signed by the parties.

12.4                        Assignment and Transfer.  The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company’s assets.  Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws.  All rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

12.5                        Waiver of Breach.  A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

12.6                        Withholding.  The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold.  The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

12.7                        Code Section 409A.

(a)                                 The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment” or like terms shall mean “separation from service”.  If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service”, such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12.7(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum, increased by an amount equal to interest on such payments for the Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal), and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)                                  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d)                                 For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

12.8                        Arbitration.

(a)                                 In consideration of Executive’s employment with the Company, to the fullest extent allowed by law and except as set forth in Section 12(d), any controversy or claim arising out of or relating to Executive’s employment or the termination of such employment, other than injunctive and equitable relief with regard to Section 9 hereof, whether asserted by the Company against Executive or by Executive against the Company or any of its agents or employees, shall be finally settled by binding arbitration, employing a single, neutral arbitrator, and administered by JAMS, Inc. (“JAMS”), under its Employment Arbitration Rules and Procedures (available at http:/www.jamsadr.com), if JAMS has an office within 100 miles of where Executive is located or most recently was employed with the Company, or, if JAMS does not have an office within that 100 mile radius, by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules and Mediation Procedures (available at http:/www.adr.org).  Claims subject to arbitration shall include, but are not limited to, any claims under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and any other federal, state or local statute, regulation or common law doctrine, including contract or tort, regarding employment discrimination, the terms and conditions of employment or termination of employment.

(b)                                 The parties acknowledge that this Agreement involves interstate commerce, and is governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. (the “FAA”).  The arbitrators may construe or interpret but shall not vary or ignore, the terms of this arbitration provision, and shall be bound by controlling law, including the FAA and federal law construing the FAA.  In the event of any conflict between state law and federal law under the FAA, federal law shall apply.  Prior to invoking arbitration, Executive understands that Executive is encouraged, but not required, to exhaust all remedies set forth in any Company policies or procedures which may exist from time to time.  Both the Company and Executive are waiving their rights to proceed in a court of law, including a trial by jury, in exchange for arbitration.

(c)                                  The arbitration will be conducted in the city with a JAMS or AAA office (as applicable) nearest to where Executive is located or most recently was employed with the

Company.  Judgment upon any award rendered in an arbitration proceeding may be entered in any court having jurisdiction of the matter.  Any controversy or claim subject to arbitration by either Executive or the Company shall be deemed waived, and shall be forever barred, if arbitration is not initiated within the time limit established by the applicable statute(s) of limitations in the state where the arbitration is to be conducted.  The Company and Executive will have the same remedies in arbitration as the parties would otherwise have had if the claim had been filed in a court of law, including, where authorized by law, compensatory and punitive damages, injunctive relief, and attorneys’ fees.

(d)                                 Each party shall bear its own costs for legal representation at any arbitration.  The cost of the arbitrator, court reporter (if any), and any incidental costs of arbitration, shall be borne equally by the parties.

(e)                                  The parties intend that any arbitration conducted hereunder be resolved on an individual basis and agree that the arbitrator lacks the power and/or authority to join the disputes of any third party(ies) in any class or consolidated arbitration.  This provision may not be severed from Section 12 of this Agreement.  In the event this provision is deemed to be unlawful, invalid or unenforceable, the parties agree that the entirety of Section 12 of this Agreement shall be severed from the Agreement and rendered void.

(f)                                   In any arbitration commenced pursuant to this policy, depositions may be taken and discovery obtained to the reasonable amount necessary’ for both parties to be able to present their claims and defenses.  The arbitrator shall determine and apply reasonable discovery limits in the arbitrator’s discretion.  Any award by the arbitrator(s) shall be reasoned and accompanied by a statement of the factual and legal bases for the award.

(g)                                  This agreement to arbitrate shall not apply to claims for workers’ compensation or unemployment compensation or to claims for emergency, provisional relief, including temporary restraining orders, temporary protective orders, and preliminary injunctive relief, from a court of competent jurisdiction pending arbitration if the award to which either party may be entitled would be rendered ineffectual without provisional relief.  Nothing in this agreement will preclude Executive from filing a charge or complaint or otherwise communicating with any responsible governmental official, office, or agency, provided that this agreement may, under applicable law, require any request by Executive for individual relief to be arbitrated.

12.9                        Directors and Officers Liability Insurance.  Executive shall be indemnified and covered under a directors and officers liability insurance policy with an aggregate coverage limit not less than $5,000,000.

12.10                 Governing Law.  Except as otherwise provided in Section 12.8(b), this Agreement shall be construed under and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.

12.11                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

12.12                 Compliance with Dodd-Frank.  All payments under this Agreement, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act, shall be subject to any incentive compensation policy established from time to time by the Company to comply with such Act.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

VERTICAL/TRIGEN OPCO, LLC

By:	/s/ Steven Squashic
Name:	Steven Squashic
Title:	Chief Executive Officer

EXECUTIVE

/s/ James Schaub
James Schaub

EXHIBIT 6.6

Release of Claims

This release of claims (this “Release”) is required as a condition for your receipt of the benefits described in Section 6 of that certain Employment Agreement (the “Agreement”), dated December 16, 2013, entered into by and between Vertical/Trigen Opco, LLC (the “Company”), and James Schaub (“you”).

1.                                      Release.

a.                                      In consideration of the terms of the Agreement, you have agreed to and do waive any claims you may have for employment by the Company and you have agreed not to seek such employment or reemployment by the Company in the future.  You have further agreed to and do release and forever discharge the Company, its predecessors, successors or assigns, affiliates, shareholders or members and each of their respective officers, directors, agents and employees (collectively, the “Releasees”) from all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Company and the termination of that employment and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, Title VII of the 1964 Civil Rights Act, [the 1866 Civil Rights Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law and retaliation claims under the New Jersey Workers’ Compensation Law, or any other federal, state or local law relating to employment or discrimination in employment, or otherwise.

b.                                      By executing this Release, you do not waive your right to enforce any obligation of the Company pursuant to Section 6 of the Agreement (subject to Section 9 of the Agreement), any rights you may have under equity award agreements between you and the Company, any rights to indemnification from the Company that you may have, any rights to continuing directors’ and officers’ liability insurance to the same extent as the Company covers its other officers and directors, COBRA continuation coverage benefits, or vested benefits under benefit plans of the Company or its affiliates.

2.                                      Consultation with Attorney: Voluntary Agreement.  The Company advises you to consult with an attorney of your choosing prior to signing this Release.  You understand and agree that you have the right and have been given the opportunity to review this Release with an attorney.  You also understand and agree that you are under no obligation to consent to this Release.  You acknowledge and agree that the payments to be made to you pursuant to Section 6 of the Agreement offer you consideration greater than that to which you would otherwise be entitled.  You represent that you have read this Release and understand its terms, and that you enter into this Release freely, voluntarily, and without coercion.

3.                                      Effective Date: Revocation.  You acknowledge and represent that you have been given at least twenty-one (21) days during which to review and consider the provisions of this Release.  You further acknowledge and represent that you have been advised by the Company that you have the right to revoke this Release for a period of seven (7) days after signing it (the “Revocation Period”).  You acknowledge and agree that, if you wish to revoke this Release, you must do so in writing, signed by you and received by the Company no later than the seventh (7th) day of the Revocation Period.  If no such revocation occurs, the Release shall become effective on the eighth (8th) day following your execution of this Release.

If your employment is terminated in connection with an exit incentive or other employment termination program, you will be afforded forty-five (45) days instead of twenty-one (21) days during which to review and consider the provisions of this Release as well as other information regarding the exit incentive or employment termination program.

VERTICAL/TRIGEN OPCO, LLC

By
Name:
Title:

ACCEPTED AND AGREED:

James Schaub

Date Signed